Exhibit 99.1

Inverness Medical Innovations Updates Acon Laboratories Litigation

Waltham, MA:  October 7, 2004:

Inverness Medical Innovations, Inc. (AMEX: IMA), a leading manufacturer and marketer of rapid diagnostics products for the consumer and professional markets, announced today that the United States District Court for the District of Massachusetts has issued several recent additional rulings in its patent action against Acon Laboratories, Inc.  Acon sells various immunoassay products in the United States, and is a supplier of private label consumer diagnostics products to major retailers and other distributors.  Inverness sued Acon last year for patent infringement based on various patents, including U.S. Patent No. 6,485,982 (the “‘982 Patent”).

On September 20, 2004, the Court denied Acon’s motion for reconsideration of the Court’s prior ruling granting summary judgment of infringement, leaving intact its finding that Acon has infringed Claims 7 and 19 of the ‘982 patent  In an order released on October 5, 2004, the Court reversed its previous ruling granting Inverness’s motion for a preliminary injunction against Acon.  In the order, the Court determined that Acon had raised a substantial question of invalidity, based on an alleged violation of the “best mode” requirement.  Simultaneously, the Court denied Acon’s motion for summary judgment of invalidity based on the alleged “best mode” violation.

Although the Court’s order means that no preliminary injunction will issue at the present time, the Court confirmed at a scheduling hearing held on October 6, 2004 that the trial would proceed in early November 2004. Inverness intends at trial to vigorously continue it efforts to obtain damages and permanent injunctive relief against Acon.  The upcoming trial is expected to decide the “best mode” issue, together with other issues pertaining to the validity of Claims 7 and 19 of the ‘982 Patent.

As previously announced, in a related case also pending in the District of Massachusetts against Acon, Inverness has accused Acon of infringing certain other patents owned by an Inverness subsidiary, and has moved separately for summary judgment of infringement of one of those patents as well.  The motion is pending.  Inverness, in its claims in both cases, is seeking both damages and permanent injunctive relief against Acon.

On September 28, 2004, in an unrelated case that Inverness filed against Acon in the District Court (Landesgericht) in Dusseldorf, Germany for infringement of two German patents related to the patents at issue in the second Massachusetts case, the Court tried the case and advised that it expected to announce its judgment as to one of the patents in late October and as to the other patent in mid December. If Inverness prevails on these patents, as it has done to date in all other cases based on these patents in Germany, it intends to promptly post bond so that an injunction will issue against Acon in Germany.

Ron Zwanziger, CEO of Inverness Medical Innovations, stated “We are pleased that the Court left its finding of infringement against Acon intact.  We continue to feel positive about the outcome at the November trial and encouraged by the possibility of having an injunction and ultimately a judgment for damages enter against Acon following that trial. Our continued belief in the strength of our patent position in this and the other cases we are currently pursuing in the United States and abroad remains undiminished.”

For more information about Inverness Medical Innovations, and to see a copy of the Court’s Memorandum and Order, please visit our website at www.invernessmedical.com.

Inverness Medical Innovations is a leading global developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health, cardiology and infectious disease. The company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. The Company is headquartered in Waltham, Massachusetts.

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements about the impact of the various court orders in the Acon Laboratories case, the Company’s patent position, and the anticipated timing and outcome of the Company’s legal proceedings generally. These statements reflect the Company’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors, including without limitation the schedule adopted by the Court for future proceedings, possible additional evidence, additional claims or defenses that Acon may seek to offer in support of its case, outcomes in other litigations, additional rulings by the Court, the final terms of any order that the Court may issue in the case, the outcome of the trial on the merits of the Company’s claims, demand for the Company’s products, the intensely competitive environment in the Company’s markets, the ability of the Company to successfully develop and commercialize products and the risks and uncertainties described in the Company’s periodic reports filed with the Securities and Exchange Commission under the federal securities laws, including the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Inverness undertakes no obligation to update any forward-looking statements contained herein.